EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock, par value $0.001 per share, of Bandwidth Inc., dated as of January 8, 2018 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Date: January 8, 2018	AILANTHUS MASTER FUND (QP), LP By: Ailanthus Capital, LLC, its general partner By: /s/ Genevieve Kahr Name: Genevieve Kahr Title: Managing Member
Date: January 8, 2018	AILANTHUS CAPITAL, LLC By: /s/ Genevieve Kahr Name: Genevieve Kahr Title: Managing Member
Date: January 8, 2018	AILANTHUS CAPITAL MANAGEMENT, LP By: Ailanthus Capital GP, LLC, its general partner By: /s/ Genevieve Kahr Name: Genevieve Kahr Title: Managing Member
Date: January 8, 2018	GENEVIEVE KAHR By: /s/ Genevieve Kahr Name: Genevieve Kahr